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                                                                   EXHIBIT 23(D)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statement of Corestates Financial Corp on Amendment No. 1 to Form S-4 (File No. 33-53539) of our report dated January 19, 1994, on our audits of the consolidated financial statements of Independence Bancorp, Inc. as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which includes an explanatory paragraph related to changes in the method of accounting for investments in 1993 and method of accounting for income taxes in 1992. We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

                                          /s/ Coopers & Lybrand

Philadelphia, Pennsylvania

May 23, 1994